CODE OF ETHICS

                             BOYAR VALUE FUND, INC.
                          BOYAR ASSET MANAGEMENT, INC.

A.   INTRODUCTION
     ------------

     Rule 17j-1 under the Investment Company Act of 1940 (the "Act") requires registered investment companies and their investment advisers to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices. Boyar Value Fund, Inc. (the "Fund") is registered as an open-end management investment company under the Act. Boyar Asset Management, Inc. (the "Adviser") is an investment adviser of the Fund. This Code applies to all access persons of the Fund and the Adviser, except that access persons of Ladenburg Thalmann Fund Management Inc. and Ladenburg Thalmann & Co. Inc. will be governed by the code of ethics adopted by such entities, and not this Code, not withstanding any such individual's status as an access person of the Fund and/or the Adviser.

     This Code of Ethics (the "Code") is based on the principle that the access persons of the Fund and the Adviser have a fiduciary duty to place the interests of the Fund before their own interests, to conduct all personal securities transactions consistently with this Code and to do so in a manner which does not interfere with the portfolio transactions of the Fund, or otherwise take unfair advantage of their relationship to the Fund. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual's fiduciary duties to the Fund.

B.   DEFINITIONS
     -----------

     1. "Access person" means any director, officer or investment personnel of the Fund or the Adviser.

     2. A security is "being considered for purchase or sale" when the order to purchase or sell such security has been given, or prior thereto when, in the opinion of an investment manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a decision is imminent.

     3. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. (See Appendix A for a more complete description.)

     4. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     5. "Disinterested director" means a director who is not an "interested person" within the meaning of Section 2(a)(19) of the Act.

     6. "Equivalent security" means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or a security convertible into another security.

     7. "Immediate family" of an individual means any of the following persons who reside in the same household as the individual:

               child            grandparent          son-in-law
               stepchild        spouse               daughter-in-law
               grandchild       sibling              brother-in-law
               parent           mother-in-law        sister-in-law
               step-parent      father-in-law

          Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

     8. "Investment personnel" means any employee who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

     9. "Investment manager" means any employee entrusted with the direct responsibility and authority to make investment decisions affecting the Fund.

     10. "Purchase or sale of a security" includes, without limitation, the writing, purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

     11. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by the Board of Directors of the Fund.

     12. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

     13. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.


          Security does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code).

C.   APPROVAL OF SECURITIES TRANSACTIONS
     -----------------------------------

     Any purchase or sale, direct or indirect, of any Security in which an access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest, will be reviewed by the Compliance Officer on the following business day. The Compliance Officer will approve or disapprove such transaction. If disapproved, the Compliance Officer will promptly notify the access person responsible for the transaction, and the trade will be cancelled. Any loss incurred in connection with the cancellation of the trade will be borne by the access person responsible for the transaction. The Compliance Officer shall retain written records of the review and approval or disapproval of transactions by access persons.

     The Compliance Officer shall consider whether the Security is currently being considered for purchase or sale or being purchased or sold by the Fund in his/her approval of any purchase or sale of such Security (or any Security convertible into such Security). If the Security proposed to be purchased or sold by the access person is an option, approval will not be granted if the Securities subject to the option are being considered for purchase or sale as indicated above.

     The Compliance Officer may refuse to approve any transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

D.   EXEMPTED TRANSACTIONS
     ---------------------

     The requirements for approval by the Compliance Officer in Section C of this Code shall not apply to:

     1. Purchases or sales which are non-volitional on the part of either the access person or the Fund.

     2.   Purchases which are part of an automatic dividend reinvestment plan.

     3. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     4. Purchases or sales by a disinterested director of the Fund or a member of his or her immediate family.

     5. Purchases or sales of debt obligations issued by or on behalf of states and municipalities and other qualifying issuers which pay interest that is exempt from federal and/or state income tax.

E.   PROHIBITED ACTIONS AND TRANSACTIONS
     -----------------------------------

     Notwithstanding approval of a transaction under Section C hereof, the following actions and transactions are prohibited and will result in sanctions including but not limited to the sanctions expressly provided for in this Section.

     1. Investment personnel and investment managers shall not acquire, for any account in which such investment personnel or investment manager has a beneficial ownership interest, any security in an initial public offering.

     2. Access persons shall not execute a securities transaction on a day during which the Fund has a pending buy or sell order in that same security or an equivalent security until that order is withdrawn or unless the Fund receives the same or better price. An access person shall disgorge any profits realized on such trades within such period. This prohibition does not apply to disinterested directors of the Fund and their immediate families.

     3. Investment personnel and investment managers shall not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Upon review by the Compliance Officer of such short-term trading by investment personnel and investment managers, the Compliance Officer may, in his or her sole discretion, allow exceptions when he or she has determined that an exception would be equitable and that no abuse is involved. Investment personnel and investment managers profiting from a transaction for which the Compliance Officer has not granted an exception shall be responsible for any loss resulting from the cancellation of such transaction.

     4. Investment personnel and investment managers shall not accept from any person or entity that does or proposes to do business with or on behalf of the Fund a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by investment personnel and investment managers is also prohibited. For purposes of this subparagraph, "de minimis" means $100 or less if received in the normal course of business.

     5. Investment personnel and investment managers shall not serve on the board of directors of publicly traded companies, absent prior authorization from the Compliance Officer provided, however, that any directorships held by such investment personnel or investment managers as of the date of the adoption of this Code of Ethics shall be deemed to be authorized. The Compliance Officer will grant authorization only if it is determined that the board service would be consistent with the interests of the Fund. In the event board service is authorized, such individuals serving as directors shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a Chinese Wall policy or investment restrictions.

     6. Investment personnel and investment managers shall not acquire a security in a limited offering, absent prior authorization from the Compliance Officer. The Compliance Officer will not grant clearance for the acquisition of a security in a limited offering if it is determined that the investment opportunity should be reserved for the Fund or that the opportunity to acquire the security is being offered to the individual requesting clearance by virtue of such individual's position with the Fund or any of the other parties adopting this Code (as applicable). An individual who has been granted clearance to acquire securities in a limited offering shall disclose such investment when participating in a subsequent consideration by the Fund of an investment in the issuer. A subsequent decision by the Fund to purchase such a security shall be subject to independent review by investment personnel with no personal interest in the issuer.

     7. Investment personnel and investment managers shall not purchase during the underwriting of the security any security which, due to its public demand in relation to the amount offered, is likely to increase in value.

     8. An access person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer.

     9. An access person shall not execute a securities transaction which is intended to raise, lower, or maintain the price of any security or to create false appearance of active trading (anti-market manipulation).

     10. An access person shall not execute a securities transaction involving the purchase or sale of a security at a time when such access person intends, or knows of another's intention, to purchase or sell that security (or an equivalent security) on behalf of the Fund. This prohibition would shall not apply if the transaction is in the same (e.g., two purchases) direction as the transaction of the Fund provided that the Fund receives the better price.

     11. An access person shall not cause or attempt to cause the Fund to purchase, sell, or hold any security in a manner calculated to create any personal benefit to such access person or his or her immediate family. If an access person or his or her immediate family stands to materially benefit from an investment decision for the Fund that the access person is recommending or in which the access person is participating, the access person shall disclose to the persons with authority to make investment decisions for the Fund, any beneficial ownership interest that the access person or his or her immediate family has in such security or an equivalent security, or in the issuer thereof, where the decision could create a material benefit to the access person or his or her immediate family or the appearance of impropriety.

F.   REPORTING
     ---------

     1. Each access person, except a disinterested director, shall arrange for the Compliance Officer to receive directly from the broker-dealer effecting a transaction in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest, duplicate copies of each confirmation for each securities transaction and periodic account statements for each brokerage account in which such access person has any beneficial ownership interest, unless such information is provided pursuant to paragraph 2 of this Section.

     2. In the event an access person, other than a disinterested director, does not arrange for the provision of information by broker-dealers as required in the preceding paragraph 1, the access person shall report to the Compliance Officer no later than 10 days after the end of each calendar quarter the information described below with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such access person does not have any direct or indirect influence:

          a.   The date of the transaction and the name of the security;

          b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and

          c. The name of the broker, dealer or bank with or through whom the transaction was effected.

          Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

     3. Each access person, except a disinterested director, shall upon commencement of employment and annually thereafter verify in writing that all transactions in any security in which such access person has, or by reason of such transaction has acquired, any direct or indirect beneficial ownership in the security have been reported to the Compliance Officer. If an access person had no transactions during the year, such access person shall so advise the Compliance Officer.

     4. Each access person, except a disinterested director, shall upon commencement of employment and annually thereafter, disclose to the Compliance Officer in writing his or her current personal securities holdings. The holdings report shall contain information current as of a date no more than 30 days before the report is submitted.

     5. A disinterested director need only report a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that, during the 15-day period immediately preceding the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund.

     6. The Fund may, in its discretion, require an access person to disclose in connection with a report, recommendation or decision of such access person to purchase or sell a security any direct or indirect beneficial ownership by such person of such security.

G.   CONFIDENTIALITY OF TRANSACTIONS AND INFORMATION
     -----------------------------------------------

     1. Every access person shall treat as confidential information the fact that a security is being considered for purchase or sale by the Fund, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of the Fund and shall not disclose any such confidential information without prior consent from the Compliance Officer. Notwithstanding the foregoing, the holdings of the Fund shall not be considered confidential after such holdings by the Fund have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.

     2. Access persons shall not disclose any such confidential information to any person except those employees and directors who need such information to carry out the duties of their position with the Fund or any other party adopting this Code.

H.   SANCTIONS
     ---------

     Upon discovering a violation of this Code, the Board of Directors of the Fund may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Fund.

I.   CERTIFICATION OF COMPLIANCE
     ---------------------------

     Each access person, except a disinterested director, shall annually certify that he or she has read and understands this Code and recognizes that he or she is subject hereto.

                        APPENDIX A TO THE CODE OF ETHICS
                             "BENEFICIAL OWNERSHIP"

For purposes of this Code, "beneficial ownership" is interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership applies to all securities which an access person has or acquires. The Fund and the other parties adopting this Code will interpret beneficial ownership in a broad sense.

The existence of beneficial ownership is clear in certain situations, such as: securities held in street name by brokers for an access person's account, bearer securities held by an access person, securities held by custodians, pledged securities, and securities held by relatives or others for an access person. An access person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner of securities owned by such individual's immediate family. The relative's ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

An access person is deemed to have beneficial ownership of securities owned by a trust of which the access person is the settlor, trustee or beneficiary, securities owned by an estate of which the access person is the executor or administrator, legatee or beneficiary, and securities owned by a partnership of which the access person is a partner.

An access person must comply with the provisions of this Code with respect to all securities in which such access person has a beneficial ownership interest. If an access person is in doubt as to whether she or he has a beneficial ownership interest in a security, the access person should report the ownership interest to the Compliance Officer. An access person may disclaim beneficial ownership as to any security on required reports.